Exhibit 5.1

September 22, 2003

MTI Technology Corporation
14661 Franklin Avenue
Tustin, California 92780

     Re: Registration Statement on Form S-8

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by MTI Technology Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 2,500,000 shares of the Company’s common stock, $0.001 par value (“Common Stock”), issuable under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”).

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the additional 2,500,000 shares of Common Stock to be issued under the 2001 Plan against full payment in accordance with the respective terms and conditions of the 2001 Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Stradling Yocca Carlson & Rauth Stradling Yocca Carlson & Rauth